EXHIBIT 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release ("Agreement") is entered into by and between David Thompson, an individual, (hereinafter referred to as "Employee") and Diego Pellicer Worldwide, Inc., a Delaware corporation (hereinafter referred to as "DIEGO” or the "Company'', or "Releasees"). "DIEGO" or "Company'' as used at all times in this Agreement, refers to DIEGO's parent, subsidiary, affiliated, related, successor or predecessor companies or divisions, past or present shareholders, directors, officers, employees, attorneys, and agents of DIEGO. "Employee" as used at all times in this Agreement, refers to David Thompson and his assigns, heirs, executors, administrators, agents, successors, and legal representatives. Employee and DIEGO collectively will be hereinafter referred to as "the Parties."

BACKGROUND:

WHEREAS, a change in the business and organizational requirements of DJEGO has resulted in a change of DIEGO's employment requirements of Employee and will result in Employee's separation from DIEGO;

WHEREAS, Employee's last day of employment with DIEGO was October 31, 2018 (the "Termination Date");

NOW, THEREFORE, in consideration of the mutual covenants, agreements and promises contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.   Separation Pay and Employee Obligations.

Separation Pay: In accordance with DIEGO's policies, and in consideration of Employee's acceptance of this Agreement, including the release and waiver of claims in Paragraphs 2, 4 and 11 below, DIEGO shall provide to Employee the following separation pay, subject to the execution and non-revocation of this Agreement:

(A)         It is the intention of the Parties that Employee receive aggregate stock grants and stock options that equal 7.5% of the Company's outstanding common shares as of February 1, 2019, less the number of shares and stock options previously issued to Employee under his Employment Agreement and this Agreement. Accordingly, upon execution of this Agreement, the Company will issue Employee a restricted stock grant whose number of restricted common shares shall be equal to seven and one/half (7.5%) percent of the outstanding common shares, calculated as of the close of business on October 31, 2018 and less all shares and stock options issued to Employee per adjustment made on February 1, 2018 (collectively, the "First Stock Grant'');

Thereafter, DIEGO shall pay to Employee the following compensation:

(B)         no later than March 1, 2019, the Company will issue Employee a restricted stock grant whose number of restricted common shares shall equal to seven and one/half (7.5%) percent of the outstanding common shares, less the First Stock Grant, calculated as of the close of business on February 1st, 2019 (the "Second Stock Grant");

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(C)          no later than March 1, 2019, the Company will issue Employee a restricted stock grant for 53,717 restricted common shares due Employee from the October, 2017 conversion of his outstanding accrued fees: $31,263.15 accrued and converted at 50% of the trading price of $0.0582, or $0.0291 per share = 1,074,335; reduced to 53,717 shares by virtue of the 20 for 1 reverse stock split;

(D)         no later than March 1, 2019, the Company will issue Employee a restricted stock grant for 122,934 restricted common shares due based upon the conversion of Employee's February 1, 2017, five (5%) percent stock options: 49,173,622 outstanding common shares at February 1, 2017 X 0.05 = 2,458,681 shares, reduced to 122,934 shares by virtue of the 20 for 1 reverse stock split; and

(E)           the Company will pay or cause to be paid to Employee an aggregate cash sum of Two Hundred Six Thousand Two Hundred Fifty ($206,250.00) dollars, U.S. (the "Payout Amount"), payable to Employee in the monthly payment amounts set forth below, commencing February 1, 2019, and continuing each successive monthly period thereafter until the Payout Amount is fully paid. Each monthly payment will be based upon the monthly gross sales of all products sold by Royal Asset Management, LLC, ("RAM), DIEGO or any subsequent tenant, sub- lessee, subsidiary or affiliate of DIEGO (each an "Operator") through any retail store located at 2949 W. Alameda Avenue, Denver, Colorado 80219 (the "Alameda Store"):

Alameda Store Monthly Gross Sales Range	Amount of Payment	Split of Payment Between Employee and Company	Payment to Employee	Payment to Company
$700,000 to
$774,999:	$6,300	50%/50%	$3,150	$3,150

Alameda Store	Amount of	Split of Payment	Payment	Payment
Monthly Gross Sales Range	Payment	Between Employee and Company	to Employee	to Company
$775,000, Plus	$17,936.19	25%175%	$4,484.05	$13,452.15

The above monthly payments to Employee against the Payout Amount shall be made based upon the receipt by the Company of the monthly premium rent payments received from RAM or any other Operator of the Alameda Store and shall be paid to Employee out of such funds received on or before the fifteenth (151h) day of each month commencing February 15, 2019, and shall be accompanied by a Company Certification as to the gross monthly sales of the Alameda Store. In the event that (i) such monthly rent payment amounts are received by the Company from RAM or any other Operator of the Alameda Store but not paid to Employee, such non-payment shall be deemed an "Event of Default" under Section 16, below if not cured within the 30-day period described in such Section 16, or (ii) the Payout Amount has not been paid to Employee in full by the earlier of February 1, 2026, or the date that t the Company receives an equity investment of no less than $5 million, U.S., Employee shall be entitled to file the Stipulation, attached as Exhibit A hereto, in any court of competent jurisdiction.

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Notwithstanding any closure of the Alameda Store or any failure on the part of RAM or any other Operator of the Alameda Store to make timely rent payments to the Company, the Payout Amount (less any portion thereof previously paid to Employee under the terms of this Agreement) shall be due and payable on the earlier of (i) February 1, 2026; or (ii) the date on which the Company receives an equity investment of no less than $5 million.

Employee Obligations. Employee shall take all necessary actions and measures to transfer ownership and control to Chris Strachan, the Company's Chief Financial Officer, of the following items:

A.	DropBox Folders:

20170430
20170930 Qtr
Diego 20171231 Qtr
Diego 20180331
Diego Files
Permanent File

B.	The "Master Administrator" for Quickbooks

2.   Employee's Release. Employee releases and forever waives as against DIEGO any and all claims of any and every kind, nature and character, whether known or unknown, suspected or unsuspected, including any and all claims for damages, attorneys' fees and/or costs which Employee may now have or has ever had which arise in whole or in part from Employee's employment relationship with DIEGO, the termination of that employment relationship and/or any other employment-related dealings between Employee and DIEGO that have occurred during Employee's term of employment with DIEGO, whether based on tort, contract (express or implied) or any federal, state, or local law, statute, or regulation (the "Released Claims"). By way of example and not in limitation of the foregoing, Released Claims shall include any and all claims, rights, demands, and causes of action for employment discrimination or harassment on the basis of race, color, national origin, religion, age, sex, disability, sexual orientation, marital status, or any other category protected by federal, state, local or common law, retaliation, breach of any agreement entered into between the Parties, including but not limited to, any and all employment agreements and any and all stock option agreements, violation of the WARN Act, constructive discharge of employment, wrongful termination, breach of the covenant of good faith and fair dealing, fraud, misrepresentation, defamation, intentional or negligent infliction of emotional distress, failure to pay wages, commissions, benefits, vacation pay, severance or other compensation of any sort, failure to reimburse expenses, and/or violation of any and all statutes, rules, regulations or ordinances whether federal, state, or local. Notwithstanding the foregoing, this Agreement does not waive rights or claims (1) that may arise after the date the Agreement is executed by Employee, or (2) which are prohibited from release as a matter of law, and it does not restrict or limit Employee's right to challenge3 the validity of this Agreement. Nor does this Agreement waive rights or claims under federal or state law that Employee cannot waive by private agreement, such as a right of indemnification. This agreement also does not release: (1) any obligations arising out of this Agreement, (2) any obligation DIEGO or any insurer or other person or entity may have to indemnify Employee pursuant to the articles and bylaws of DIEGO, any written agreement with DIEGO, any applicable document or insurance policy' or applicable law, (3) Employee's rights in and to any retirement plan benefits (e.g. 401(k) plan benefits) pursuant to the terms of the Plan(s), and (4) Employee's right in and to Employee's equity in DIEGO, including without limitation, Employee's right to exercise, hold and/or sell Employee's DIEGO stock options, restricted stock or stock. Additionally, nothing in this Agreement precludes Employee from filing a charge or complaint with or participating in any investigation or proceeding before any federal or state agency, including the Equal Employment Opportunity Commission. However, while Employee may f ile a charge and participate in any proceeding conducted by a state or federal agency, by signing this Agreement, Employee waives Employee's right to bring a lawsuit against Releasees and waives Employee's right to any individual monetary recovery in any action or lawsuit initiated by a federal or state agency, such as the Equal Employment Opportunity Commission.

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3.	DIEGO's Release; Indemnification.
(a)	DIEGO hereby waives and releases Employee from any and all claims that may exist against Employee, whether such claims are known or unknown, suspected or unsuspected, including any and all claims for damages, attorneys' fees and/or costs which DIEGO may now have or has ever had, whether based on tort, contract (express or implied) or any federal, state, or local law, statute, or regulation. However, the forgoing waiver and release of claims excludes, and DIEGO does not waive or release, any claims arising out of Employee's breach of the terms contained in this Agreement.
(b)	In the event that Employee is made a party to or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a "Proceeding"), other than any Proceeding initiated by Employee or the Company related to any contest or dispute between Employee and the Company or any of its affiliates with respect to this Agreement, by reason of the fact that Employee was a director or officer of the Company or any affiliate of the Company, Employee shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law and the Company's Certificate of Incorporation from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys' fees). Costs and expenses incurred by Employee in defense of such Proceeding (including attorneys' fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of Employee to repay the amounts so paid if it shall ultimately be determined that Employee is not entitled to be indemnified by the Company under this Agreement.

4.   Waiver of Unknown Claims. As to those matters being released herein, excluding the obligations and rights arising pursuant to this Agreement, the Parties waive any and all rights which they may have under the provisions any Nevada or Delaware statutes that imitate or are similar to California Civil Code §1542 which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

5         . Nondisclosure/Nonsolicitation. During the course of Employee's employment with DIEGO, Employee has had access to or been exposed to certain confidential, proprietary and trade secret information. Confidential information includes, but is not limited to, business development strategy, designs, mask works, plans, proposals, marketing and sales data, financial information, cost and pricing information, customer lists, trade secrets, M & A data, including any past or upcoming deals, personnel information, policies and procedures, organizational charts, telephone directories, and concepts and ideas related to past, present and future business of DIEGO which have not been publicly released by duly authorized representatives of DIEGO ("Confidential Information"). Employee agrees that he will not use for himself or others or disclose or divulge to others any trade secrets or any other Confidential Information of DIEGO. Employee agrees that he will return to DIEGO all Company documents, including but not limited to reports, manuals, journals, log books, correspondence, customer lists, computer programs and all of the materials and all copies thereof relating in any way to DIEGO's business or in any way obtained by Employee during the course of Employee's employment with DIEGO. Employee agrees that for a period of twelve (12) months immediately following the Termination Date, Employee shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company's employees or consultants to leave their employment, or attempt to do so, either for himself or any other person or entity. Employee further acknowledges the terms of his Employee Confidentiality and Invention Agreement with DIEGO ("Confidentiality Agreement") shall remain in effect after the Termination Date. Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, of pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order.

6.    Confidentiality. Except for DIEGO's disclosure obligations under applicable securities laws, each Party agrees to keep in confidence the terms and conditions of this Agreement. The Parties hereto agree that they will not, without compulsion of legal process, reveal directly or indirectly any of the terms of this Agreement to any person or entity except in confidence to those individuals or entities to whom the disclosure is necessary to affect the purposes of this Agreement, including, but not limited to, spouses, attorneys, tax preparers, accountants, banks and other financial institutions and government agencies which request a copy of this Agreement, provided, however, that nothing in this Agreement is intended to prohibit or restrict Employee (or Employee's attorneys) from responding to an inquiry from, providing testimony before, or initiating communications directly with any federal or state regulatory authority or any self- regulatory organization regarding this Agreement or its underlying facts or circumstances, provided Employee gives prompt notice to the Company of any such judicial or administrative notice or proceeding.

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7.      Non-Disparagement. Employee and DIEGO agree to respect the reputation of the other Party and to not disparage the other Party. This Section 7 does not in any way restrict or impede Employee from exercising protected rights, to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

8.    Successors and Assigns. The Parties to this Agreement understand and agree that this Agreement shall be binding upon and shall inure to the benefit of the respective successors, assigns, heirs, administrators, representatives and transferees of the Parties to this Agreement.

9.    Tax Considerations. The Parties to this Agreement understand and agree that Employee shall accept and assume full responsibility for any and all tax consequences to Employee resulting from any payments made by DIEGO under this Agreement. Employee warrants and represents that Employee is not relying upon any tax advice from DIEGO or DIEGO's counsel concerning the tax consequences of the payment specified in this Agreement.

10.  Covenant Not to Sue. Except for the enforcement of obligations arising out of this Agreement and the attached Stipulation and rights carved out of the release contained in this Agreement, Employee and Employee's respective agents, employees, representatives, assigns, attorneys, spouses, and each of them agree not to sue DIEGO, or any of the past or present agents, employees, representatives, officers, directors, shareholders or attorneys of DIEGO, or any other past or present representative of any kind or in any capacity of DIEGO, on account of any Released Claims.

11.    Waiver of Age Discrimination Claims. Employee understands and agrees that by entering into this Agreement, Employee: (1) is knowingly and voluntarily waiving any rights or claims he might otherwise have against DIEGO based on age discrimination or harassment under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act; (2) has received consideration beyond that to which he was previously entitled; (3) was advised and hereby is advised in writing to consider the terms of this Agreement and consult with an attorney of Employee's choice prior to signing this Agreement; (4) has carefully read and fully understands all of the provisions of this Agreement; (5) has been offered the opportunity of a full twenty-one (21) days from the Effective Date of this Agreement within which to consider its terms before signing it, and that if Employee has not taken that full time period that Employee has failed to do so knowingly and voluntarily, expressly waives this time period, and will not assert the invalidity of this Agreement or any portion thereof on this basis; (6) has a full seven (7) days following the execution of this Agreement to revoke this Agreement ("Revocation Period") by written notice to the General Counsel, and has been and hereby is advised in writing that this Agreement, all of its terms, and all of the obligations of the Company contained herein, shall not become effective or enforceable until the Revocation Period has expired; and (7) has been informed that nothing shall prevent or preclude Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor will it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

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12.  Post-Employment Reference Requests. Employee shall direct all requests for references from prospective employers to the DIEGO Human Resources Department. In such event, DIEGO will provide only Employee's dates of employment and title.

13. No Admission of Liability. Nothing contained herein shall constitute an admission of liability on the part of either Party, which liability either Party expressly denies.

14. Code Section 409A. The payments and benefits described in Section 1 are not intended to constitute "nonqualified deferred compensation" within the meaning of Section 409A of the Code. To the extent applicable, this Agreement shall be interpreted in accordance with the applicable requirements of, and exemptions from, Section 409A of the Code and treasury regulations and other interpretive guidance issued thereunder. If DIEGO and Employee determine that any compensation or benefits payable under this Agreement may be or become subject to Section 409A of the Code, DIEGO and Employee agree to amend this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take such other actions as DIEGO and Employee deem necessary or appropriate to (1) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement, or (2) comply with the requirements of Section 409A of the Code and related treasury guidance; provided, however, that this section does not create an obligation on the part of DIEGO to make any such amendment.

15. Choice of Law. This Agreement is made and entered into in the State of Delaware and shall in all respects be governed by the laws of the State of Delaware without regard to choice-of-law provisions. Any action or proceeding by either of the Parties to enforce this Agreement may be brought in any state or federal court located in the State of Nevada, County of Washoe to whose personal jurisdiction the Parties irrevocably consent and waive any defense that the initiation or maintenance of any action or proceeding in such venue is inconvenient in such forum.

16.  Events of Default. If any Party to this Agreement breaches any promise made or the terms contained herein, such breach shall be deemed a default hereunder and the other party shall notify the defaulting Party of such default in writing (a "Notice of Default"). The alleged defaulting Party shall have thirty (30) days from the date of receipt of such Notice of Default within which to cure any such default. In the event that it shall be necessary for any Party to institute legal action to enforce any of the terms and conditions or provisions contained herein, or for any breach thereof, the prevailing party in such actions shall be entitled to costs and reasonable attorney's fees.

17. Integration. This Agreement and the attached Stipulation set forth the entire Agreement between the Parties hereto and fully supersedes any and all prior agreements or understandings between the Parties pertaining to any subject matter contained in this Agreement. Any amendments or modifications to this Agreement must be made in writing and signed by all parties.

18. Severability. If any provision of this Agreement is found to be unenforceable, those provisions shall be considered severable, and the remaining provisions shall remain in effect.

19. Mitigation. Employee shall have no duty to mitigate a breach of this Agreement by Company.

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20.  Acknowledgment of Understanding. The signatories have carefully read this entire Agreement and each has had the opportunity to have their independent Counsel review and advise on the legal consequences of this Agreement. The signatories understand the final and binding effect of this Agreement. The only promises made to any signatory about this Agreement are contained in this Agreement. All signatories are signing this Agreement knowingly and voluntarily.

21.  Counterparts. This Agreement may be executed by facsimile signature or by signing, scanning and emailing, and in multiple counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement. A duplicate copy of a signature shall be deemed an original.

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JUSTICE OF THE PEACE COURT OF THE STATE OF NEVADA

IN AND FOR WASHOE COUNTY

PLAINTIFF:                                            vs                                                                  DEFENDANT:

DAVID THOMPSON                                                                            DIEGO PELLCER WORLDWIDE, INC.

STIPULATION

Check one:

0 The parties have stipulated to the agreement below. (Continue on additionalpage (s), ifneeded); or

XO The parties have stipulated to the judgment below. (Continue on additionalpage (s), ifneeded).

The parties have agreed that in the event of a default by Defendant, Diego Pellicer Worldwide, Inc. under the terms of that certain Separation Agreement and Release, dated January _, 2019, Plaintiff David Thompson may file a judgement against Defendant in this Court for the amount of Two Hundred Six Thousand Two Hundred Fifty ($206,250.00) dollars, less any amounts previously paid to Plaintiff by Defendant under the terms thereof.

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